Exhibit 23.1

Report of Registered Public Accounting Firms

To the Stockholders and the Board of Directors of

Laizhou Jia Sheng Stone Company Limited

We have audited the accompanying balance sheet of Laizhou Jia Sheng Stone Company Limited (the “Company”) as of December 31, 2003, and the related statements of operations, stockholders’ equity and cash flows for the period from January 9, 2003 (date of incorporation) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and the results of its operations and its cash flows for the period from January 9, 2003 (date of incorporation) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants,
Hong Kong, March 30, 2004, except for note 1#, as to which the date is May 11, 2005.